Exhibit 10.21

LICENSING AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and is effective as of June 15, 2023 (“Effective Date”) between Star Brands LLC, of 7030 E. 46th Avenue Dr., Unit F, Denver, Colorado 80216 (the “Licensor”) and Medicine Man Technologies Inc dba Schwazze, of 4880 Havana St. Suite 201, Denver, CO 80239 (“Licensee”). The Licensee and Licensor are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

NOW THEREFORE, in consideration of the payment of the Fees described in Section 3 of this Agreement and the other mutual covenants and agreements contained herein, the adequacy and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Grant of License. Licensor owns the following intellectual property: Kaviar trademark, Kaviar recipes, Kaviar Style Guide, Kaviar logo, Kaviar slogan, Kaviar apparel, Kaviar accessories, www.kaviar.co website, and Kaviar standard operating procedures, Kaviar supplier lists (collectively, the “Intellectual Property”) as set forth on Exhibit A. In accordance with this Agreement, Licensor grants Licensee an exclusive, non-transferable, revocable (in accordance with the terms of this Agreement) license (the “License”) to use the Intellectual Property within the Territory (as defined in Section 2 of this Agreement) until the expiration or earlier termination of this Agreement. Licensor retains title and ownership of the Intellectual Property and derivative works that are subject to the License. The products manufactured by Licensee that include any part of the Intellectual Property are sometimes referred to in this Agreement as the “Licensed Products.”

2.	Territory. Licensee’s license shall be limited to the State of New Mexico (the “Territory”).

3.

Payments. Licensee shall pay to Licensor a quarterly fee (the “Quarterly License Fee”) based on sales of Licensed Products in the Territory. The Quarterly License Fee shall be paid Quarterly in arrears (the “Quarterly Payment”). The Quarterly Payment shall be equal to eight percent (8%) of Licensee’s Quarterly gross wholesale revenue of Licensed Products in the Territory. Beginning one hundred and twenty (120) calendar days from the Effective Date of this Agreement, the Licensee shall pay a minimum Quarterly payment (the “Minimum Quarterly Payment”) in lieu of the Quarterly License Fee when certain conditions are present. For the first quarter that the Quarterly License Fee is less than Seven Thousand Five Hundred Dollars ($7,500), the Minimum Quarterly Payment shall be Seven Thousand Five Hundred Dollars ($7,500). If the Quarterly License Fee for the immediately following quarter is less than Fifteen Thousand Dollars ($15,000), then the Minimum Quarterly License Fee for that quarter shall be Fifteen Thousand Dollars ($15,000), and Licensee may terminate this Agreement. The Quarterly License Fee or, if applicable, the Minimum Quarterly Payment, shall be paid by the fourteenth (14th) of the month immediately following the month for which the payment is earned. Any fees due from Licensee hereunder shall accrue interest at the rate of fourteen percent (14%) per annum, compounded monthly. Additionally, Licensee shall provide Licensor with a monthly sales report no later than the fourteenth (14th) of the month immediately following the month for which sales of Licensed Products are made.

4.	Term. The initial term (the “Initial Term”) of this Agreement begins on the Effective Date and shall continue for twenty-four (24) consecutive calendar months thereafter. If not otherwise terminated pursuant to Sections 7 or 12 below or by written notice of one Party to the other one hundred eighty (180) days prior to the expiration of the then existing term, this Agreement shall automatically renew for an additional term (each an “Additional Term”) of twenty four (24) consecutive calendar months each at the end of the then Initial Term or applicable Additional Term. The Initial Term and all Additional Terms are sometimes collectively referred to herein as the “Term.” If the Agreement is terminated for any reason during the Initial Term, Licensee shall continue to be responsible for the payment of the Quarterly License Fee throughout the Initial Term.

5.

Quality Control and Marketing. Licensee shall be bound by Licensor’s quality control standards and marketing guidelines as set forth in Exhibit A. During the Term of this Agreement, any revisions to Licensor’s quality control standards and marketing guidelines initially supplied by Licensor to Licensee shall be conveyed in writing by Licensor to Licensee at least thirty (30) days prior to the implementation of same. Licensee shall have the right under the License, to produce and cause to be produced, any and all Intellectual Property to be used in, and associated with, the retail stores where the Products are sold, and in and associated with, advertising and marketing, within the Territory. Licensee may source its own packaging, hardware and other materials needed to produce the product in the Territory, from a 3rd party vendor, or from the Licensor, however, the Licensee must source the proprietary, glass tip, from the Licensor. Should Licensor produce or caused to be produced Licensed Products or marketing materials, Licensee shall have the opportunity to purchase the Licensed Products at cost plus shipping and handling. Licensee and Licensor shall work together, should Licensee request new designs or marketing materials to be used in the Territory at any time during the Term. Licensee agrees to allocate, on a quarterly basis, a minimum of 5% of the gross revenue it receives from sales of the Licensed Products towards marketing and advertising efforts related to the promotion and sale of the Licensed Products. Licensee shall cooperate with Licensor to ensure that the Licensed Products are consistent with the quality and brand identity maintained by Licensor in all sales of same by Licensor, as well as under any third-party license agreement entered into by Licensor. Licensor shall have the right to inspect Licensee’s facilities and review Licensee’s quality control procedures at reasonable times upon seven (7) days prior notice to Licensee. If Licensee fails to maintain the quality standards set by Licensor, Licensor shall have the right to take action to ensure compliance, including termination of this Agreement.

5.1.Neither Party shall issue or distribute any press releases or make any announcements relating to the other Party or this Agreement without prior written consent of the Party unless required by applicable law.

6.

Modifications. Unless the prior written approval of Licensor is obtained, Licensee may not modify or change the Intellectual Property in any manner. Further, if Licensee does modify the Intellectual Property in any manner, Licensor shall own full right, title, and interest in and to such modifications, and Licensee will cooperate with Licensor and execute any documents needed to ensure that Licensor’s ownership of such modifications is perfected.

7.	Defaults. If Licensee fails to abide by the obligations of this Agreement, including the obligation to make a payment when due, Licensor shall have the option to cancel this

Agreement by providing thirty (30) days prior written notice to Licensee. Licensee shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other outstanding defaults during such time period.

8.

Mediation. All disputes related to this Agreement that cannot be resolved by the parties shall be submitted to non-binding mediation using a mediator mutually chosen by the parties before any court proceedings are undertaken.

9.	Warranties and Indemnification.

a.

Licensee warrants that all Licensed Products manufactured or sold by Licensee will be safe for their intended use and will comply with all applicable laws and regulations, including all state laws regulating manufacture and sale of products in the cannabis industry within the Territory (the “Applicable Law”). Licensee shall indemnify, defend, and hold Licensor, its officers, directors, employees, and agents harmless from and against any and all claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising from or relating to any breach of this warranty or any defect or alleged defect in any Licensed Product manufactured or sold by Licensee, including any injury or damage to persons or property resulting from such defect.

b.

Licensor represents and warrants that (i) it owns the Intellectual Property necessary to enter into this Agreement and grant the License to Licensee (ii) as of the Effective Date, Licensor has not previously granted, and is not currently obligated to grant to any other party, the rights granted to Licensee hereunder in the Territory with respect to the Intellecutal Property, and (iii) that there are not any suits or proceedings pending or threatened which allege that any of the Intellectual Property or the use thereof infringes upon any intellectual property right of a third party. Licensor shall indemnify, defend, and hold Licensee, its officers, directors, employees, and agents harmless from and against any and all claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising from or relating to: (i) any breach of this warranty; (ii) any actions or claims by third parties related to Intellectual Property infringement in connection with Licensee’s use of the Licensed Products.

c.

In connection with any claim arising hereunder, the indemnifying Party may conduct the defense and have control of the litigation and settlement, provided that the indemnified Party shall fully cooperate in defending against such claims. The indemnified Party shall deliver prompt notice to the indemnifying Party of any such claims. This indemnification obligation shall survive the termination or expiration of this Agreement.

d.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR OTHERWISE, EXCEPT IN THE EVENT OF A FINAL DETERMINATION OF FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR INTENTIONAL MISREPRESENTATION, NEITHER

PARTY (INCLUDING EACH PARTY’S AFFILIATES, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, MANAGERS, OWNERS, EMPLOYEES, LICENSORS AND AGENTS) SHALL BE RESPONSIBLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER AN ACTION IS BROUGHT IN TORT, CONTRACT OR ANY OTHER BASIS, INCLUDING, WITHOUT LIMITATION, DAMAGES CHARACTERIZED AS LOST PROFITS OR BUSINESS REVENUE, DIMINUTION IN BUSINESS VALUE OR THE LIKE.

10.	General Complaince with Law.

a.	Complaince with Applicable Law. Each of Licnesor and Licnsee at all times shall comply with and preform its obligations under this Agreement in accordance with Applicable Law.

b.

Conflict with Applicable Law. The Parties recognize that they are operating and entering into this Agreement in a highly-regulated, rapidly-evolving legal and bisoness envioremnt. As a result, the Parties may need to make adjustments to their business relationship. In the event of any inconsistency between the requirenents of Aopplicable Law and the terms of this Agreement, the requirements of Applicable Law shall control. Without limiting the Parties’ right under Section 13, in the event Licensor or Licnesee believes that Applicable Law requires it to not comply with or to diverge from the requirements of this Agreement or that performance of its obligations under this agreement would violate Applicable Law (each, a “Regulatory Issue”), the affeceted Party shall so notify the other Party promptly of such Regulatory Issue and all the Parties shall use their good faith best efforts to resolve the Regulatory Issue promptly (and, if necessisary to amend the Agreement so the Parties’ performance hereof will comply with Applicable Law while effecting the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible). In the event that the Parties cannot resolve the Regulatory Issue by way of an amdendment to the Agreement, the Agreement shall terminate immdeiatly in accordance with Section 13(a).

c.

Federal Law. Licnensor and Licnesee both acknowledge that the activities contemplated by this AGreement relating to cannabis products are currently illegal under United States federal law. Neither Party, and no one acting on either Party’s behalf, has made any representations to the contrary. The Parties hereby acknowledge and agree that, dispite the fact that the cultivation, possession, and distribution of cannabis products remain illegal under federal law, it is legal within the Territory. Accordingly, the Parties waive any defense as to the enforcement of this Agreement based upon an “illegality of purpose” theory or other related defenses.

11.

Confidentiality. Each Party acknowledges it has previously or currently or will have access to confidential and/or proprietary information (the “Confidential Information”), owned by the other Party, including its Intellectual Property, and agrees to treat such Confidential Information as strictly confidential. Each Party shall not disclose the

Confidential Information of the other Party or permit the Party’s Confidential Information to be accessed, used, or disclosed, in whole or part, by any third party without the prior written consent of the disclosing Party in each instance. Each Party shall not use any of the other Party’s Confidential Information for any purpose except as required to perform the activities and obligations set forth under this Agreement. A Party shall notify the other Party immediately in the event it becomes aware of any loss or disclosure of any of Licensor’s Confidential Information. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that written notice of such disclosure is first provided to the other Party and with reasonable time to seek an injunction or other course of action to prevent or limit the required disclosure, and the disclosure, if the Party is unsuccessful in stopping or otherwise satisfying the requested disclosure, does not exceed the extent of disclosure required by such law, regulation, or order and, to the maximum extent possible, is submitted under process that prevents public access.

12.

Transfer of Rights. This Agreement shall be binding on all permitted successors or assigns of the parties. Neither party shall have the right to assign its duties, rights responsibilities, or interests in this Agreement to a non-permitted party, unless the prior written consent of the other party is obtained. Such consent shall not be unreasonably withheld, delayed, or conditioned.

13.	Termination.

a.

Termination for Convenience. The Term of this Agreement shall be exclusive for the first twenty four (24) consecutive months, after which, either Party may terminate this Agreement for any reason or no reason at all upon thirty (30) days advance written notice to the other party.

b.	Termination for Default. This Agreement is terminable by one party upon the default of the other party and only in accordance with the Section 7.
c.

Inventory. In the event of any termination under this Agreement, Licensee shall be entitled to use any inventory in its possession at the time of termination until such inventory is depleted. However, Licensee agrees that, after termination, Licensee will not use any aspect of the Intellectual Property.

14.

Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether written or oral. This agreement supersedes any other prior written or oral agreements between the parties.

15.	Amendment. This Agreement may be modified or amended in writing and signed by both parties.

16.

Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17.

No Waiver of Contractual Right. The failure of either Party to enforce any provisions of this Agreement shall not be construed as a waiver or limitation of that Party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

18.	Applicable Law. This Agreement shall be governed by the laws of the State of Colorado.

19.	Counterparts. This Agreement may be executed in one or more counterparts, which, when read together shall be consider effective and one single and complete agreement.

20.

Waiver of Jury Trial. The Parties to this Agreement do hereby jointly and severally waive their right to a trial by jury in any action or proceeding to which both are parties arising out of, or in any manner pertaining to, this Agreement. It is understood and agreed that this waiver constitutes a waiver of the right to trial by jury of all claims against all parties to such actions or proceedings. This waiver is knowingly, voluntarily, and willingly made by the Parties, and each represents and warrants to the other that no representations of facts or opinion have been made by any person to induce this waiver or to in any way modify or nullify its effect.

21.

Enforcement. The location of any mediation regarding this Agreement shall be Denver, Colorado. The exclusive forum for any litigation involving this Agreement shall be the state court sitting in the City and County of Denver, Colorado. If either party institutes litigation to enforce or interpret any provision of this Agreement, the non-prevailing party shall pay to the prevailing party all costs and expenses (including a reasonable sum for attorneys’ fees and all expert witness fees) incurred by the prevailing party in connection with any such action as determined by the finder of fact in such proceeding.

22.	Signatories. This Agreement is signed on behalf of Licensor and Licensee by individuals that each has the right and full authority to do so and bind respective parties.

[SIGNAURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

LICENSOR: STAR BRANDS LLC			LICENSEE: MEDICINE MAN
TECHNOLOGIES INC d/b/a SCHWAZZE

By:	/s/ Brian Rader	Manager	By:	/s/ Chris Driessen	EVP - Commercial
Name, Title			Name, Title

Date:	6/15/2023		Date:	6/15/2023

Exhibit A

Licensed Products, Packaging, SOPs, etc.

[Intentionally Omitted]

[Intentionally Omitted]

[Intentionally Omitted]

CONFIDENTIAL - Version 1.1 - Dec 2021	1

[Intentionally Omitted]

CONFIDENTIAL - Version 1.1 - OCT 2022	2

[Intentionally Omitted]

CONFIDENTIAL - Version 1.1 - OCT 2022	3

CONFIDENTIAL - Version 1.1 - OCT 2022	4

CONFIDENTIAL - Version 1.1 - OCT 2022	5

CONFIDENTIAL - Version 1.1 - OCT 2022	6

[Intentionally Omitted]

CONFIDENTIAL - Version 1.3 - JUNE 2023	1

[Intentionally Omitted]

CONFIDENTIAL - Version 1.3 - JUNE 2023	2

[Intentionally Omitted]

CONFIDENTIAL - Version 1.3 - JUNE 2023	3

[Intentionally Omitted]

CONFIDENTIAL - Version 1.3 - JUNE 2023	4

[Intentionally Omitted]

CONFIDENTIAL - Version 1.3 - JUNE 2023	5

CONFIDENTIAL - Version 1.3 - JUNE 2023	6

CONFIDENTIAL - Version 1.3 - JUNE 2023	7

[Intentionally Omitted]

CONFIDENTIAL - Version 1.3 - JUNE 2023	8

[Intentionally Omitted]

CONFIDENTIAL - Version 1.3 - JUNE 2023	9

[Intentionally Omitted]

CONFIDENTIAL - Version 1.3 - JUNE 2023	10

CONFIDENTIAL - Version 1.3 - JUNE 2023	11

[Intentionally Omitted]

CONFIDENTIAL - Version 1.3 - JUNE 2023	12

CONFIDENTIAL - Version 1.3 - JUNE 2023	13

CONFIDENTIAL - Version 1.3 - JUNE 2023	14

[Intentionally Omitted]

CONFIDENTIAL - Version 1.3 - JUNE 2023	15

CONFIDENTIAL - Version 1.3 - JUNE 2023	16

[Intentionally Omitted]

CONFIDENTIAL - Version 1.3 - JUNE 2023	17

[Intentionally Omitted]

CONFIDENTIAL - Version 1.3 - JUNE 2023	18

CONFIDENTIAL - Version 1.3 - JUNE 2023	19